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                           BERRY PLASTICS CORPORATION
                                101 OAKLEY STREET
                            EVANSVILLE, INDIANA 47710


                                                     July 5, 2001


Martin R. Imbler
5901 Lincoln Avenue
Evansville, Indiana  47715

Dear Marty:

          The purpose of this letter agreement is to memorialize the understandings we have reached regarding your retirement from employment with Berry Plastics Corporation (the "Corporation").

          1. RETIREMENT. Effective May 31, 2001 (the "Effective Date") you have retired and resigned as an employee, officer and a member of the Board of Directors of the Corporation and its affiliates. As of the Effective Date, your Employment Agreement dated December 24, 1990, as amended (the "Employment Agreement") terminated, except for those provisions that by their own terms or the terms of this letter agreement, survive termination.

          2. RETURN OF PROPERTY. You confirm that you have returned any and all of the Corporation's (and any of its affiliates') property (including all automobiles, computers, electronic equipment of any kind, computer software, keys, key cards, credit cards, identification tags, documents, data and other proprietary material) and all other materials required to be returned under the terms of your Employment Agreement. You agree to take the necessary measures to immediately terminate or transfer to your account, your membership in the Petroleum Club.

          3. SEVERANCE. Provided that you comply with the terms and provisions of this letter agreement and any other agreements in effect between or among you and the Corporation and/or its affiliates and/or any other parties, each as in effect from time to time, your retirement and resignation shall be treated as a Voluntary Termination (as defined in your Employment Agreement), and you shall be entitled to receive the following payments:

                    (a) the portion of any unpaid Base Salary1, if any, which
                        you had accrued as of the Effective Date;

                    (b) the aggregate amount of any unpaid Reimbursable Expenses incurred prior to the Effective Date;

---------------------------
     Captilaized terms not otherwise herein have the meaning assigned to them in the Employment Agreement.

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Martin R. Imbler
July 5, 2001
Page 2

                    (c) $36,402 in lieu of accrued and unused vacation time,
                        payable on June 15, 2001;

          4. NON-COMPETE PAYMENTS. Provided that you comply with your obligations set forth in Section 11 of this letter agreement, you shall be entitled to receive the following payments:

                    (a) twenty-four (24) twice monthly payments of $17,212,
                        commencing on June 15, 2001 and ending on May 31, 2002;

                    (b) six (6) twice monthly payments of $17,212, commencing on
                        June 15, 2002 and ending on August 31, 2002; and eighteen (18) twice monthly payments of $8,606, commencing on September 15, 2002 and ending on May 31, 2003, provided however, that no such payments under this section 4(b) shall be made on or after a Sale of the Corporation2; and

                    (c) an additional payment of $158,695, payable on March 15,
                        2002.

          5. OPTIONS. Provided that you comply with the terms of this letter agreement and the terms of all the agreements in effect between or among you and the Corporation and/or its affiliates and/or any other parties, each as in effect from time to time, notwithstanding any provision of any of your option agreements (collectively, the "Option Agreements") to the contrary, (i) any options issued to you which are unvested will vest if, as, and when determined by the Board of Directors of the Corporation, but not inconsistent with the Board's determinations made with respect to the senior executives of the Corporation (the "Extended Vesting Period"), and (ii) the exercise period for any options issued to you and which have vested shall be extended until the earlier to occur of a Sale of the Corporation or the termination date in the Option Agreements or any extension thereof that might be agreed to for the benefit of the senior executives of the Corporation (the "Extended Exercise Period", and together with the Extended Vesting Period and the benefits conferred upon you by the provisions of Section 4 hereof, the "Special Termination Benefits"). You acknowledge and agree that as of the Effective Date you hold vested options to purchase 6,778 shares of Class B Non-Voting Common Stock ("Shares") of BPC Holding Corporation ("Holding") and additional unvested options to purchase 1,694 Shares. You further confirm that no other options have been issued to you under any other agreements.


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     "Sale of the Corporation" means (A) the sale of the Corporation or Holding to one or more independent third parties, pursuant to which such party or parties acquire (i) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of capital stock or other securities of the Corporation or Holding possessing the combined voting power to elect a majority of the Corporation's or Holding's, respectively, Board of Directors (whether by merger, consolidation or issuance, sale or transfer of the Corporation's or Holding's capital stock) or (ii) all or substantially all of the Corporation's or Holding's assets determined on a consolidated basis or (B) where Atlantic Equity Partners International II, L.P. or its affiliates fail to hold capital stock or other securities of Holding possessing the combined voting power to elect a majority of the Holding's Board of Directors.

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Martin R. Imbler
July 5, 2001
Page 3

          6. STOCK. You acknowledge and agree that as of the Effective Date, you or members of your family are the holders of the following number of shares of Holding's stock:

                    (a) Class B Voting Stock:            5,494

                    (b) Class B Non-Voting Stock         15,636

                    (c) Class C Non-Voting Stock          1,795

and that neither you nor any member of your family owns any other shares of the Corporation's stock. You hereby agree to amend Section 6 of the Amended and Restated Stockholders Agreement dated as of June 18, 1996 among Holding, you and certain other shareholders (the "Stockholders Agreement") to extend the period for the exercise of the repurchase right provided for therein such that in the event that a Sale of the Corporation has not occurred prior to December 31, 2003, then Holding or its designee shall have 90 days thereafter to exercise that repurchase right.

          7. CONSULTING. You agree to provide consulting services to the Corporation on the following terms:

                    (a) TERM. Subject to earlier termination as provided below, your retention as a consultant shall commence June 1, 2001 and terminate on May 31, 2002 (the "Consulting Period").

                    (b) DUTIES. During the Consulting Period, you will render to the Corporation such services as the Chief Executive Officer or Board of Directors of the Corporation may reasonably request. You will perform such services as an independent contractor to, and not as an employee or agent of, the Corporation. You will not have any authority to bind the Corporation in any way.

                    (c) TIME TO BE DEVOTED TO CONSULTING DUTIES. During the
                        Consulting Period, you will perform consulting services at such times and in such manner as are mutually agreed to by you and the Corporation.

                    (d) COMPENSATION; REIMBURSEMENT. The Special Termination
                        Benefits shall constitute the compensation for all services rendered by you as a consultant. You agree not to incur any travel expenses or other disbursements in connection with the performance of your consulting duties except with the advance written approval of the Chief Financial Officer of the Corporation. The Corporation will reimburse you for any approved expenses or disbursements incurred by you upon presentation to the Corporation of appropriate documentation.

                    (e) TERMINATION. The Consulting Period may be terminated by the Corporation at any time and for any or no reason.

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Martin R. Imbler
July 5, 2001
Page 4

          8. HEALTH BENEFITS. You are eligible to continue to participate in the health benefit program presently offered by the Corporation in accordance with its terms governing retirees.

          9. TAX PREPARATION SERVICES. You will be permitted to continue to utilize the services of Ernst & Young in connection with the preparation of your income tax returns until the earlier of a Sale of the Corporation or May 31, 2003.

          10. ASSISTANCE IN SALE OF CORPORATION. You agree to provide such assistance and cooperation in connection with any Sale of the Corporation at such times and in such manner as are mutually agreed to by you and the Corporation.

          11. RESTRICTIVE COVENANTS. In consideration of your receipt of the Special Termination Benefits, you agree that the provisions of Section 13(a) of your Employment Agreement shall survive the termination of your employment with the Corporation and shall continue until the earlier of one-year following a Sale of the Corporation or December 31, 2003, PROVIDED HOWEVER, that in the event there has not been a Sale of Corporation by May 31, 2003, the provision of
Section 13(a) of your Employment Agreement, shall terminate on that day.

          12. RELEASE. In consideration of the foregoing provisions of this letter, including the Special Termination Benefits, the sufficiency of which is hereby acknowledged, you, for yourself, your successors, assigns, heirs, executors and administrators (individually and collectively, the "Releasors"), hereby release and forever discharge the Corporation, Holding and First Atlantic Capital, Ltd. ("FACL") and each of their respective affiliates, subsidiaries, divisions, shareholders, members, partners, predecessors, directors, employees, managers, officers, agents, and attorneys, past and present and/or each of their respective successors, assigns, heirs, executors, and administrators, (individually and collectively, the "Releasees") from any and all manner of action, claims, suits, causes of action, rights, dues, accounts, bonds, bills, debts, sums of money, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, liabilities, executions, judgments, and demands whatsoever, in law, admiralty, or equity which the Releasors ever had, now have, or hereafter can, shall or may have against the Releasees, whether or not now known, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time (the "Released Claims").

          The Released Claims specifically exclude (i) any claims arising under this letter agreement; (ii) any claims relating to the Option Agreements as modified herein; and (iii) any claims you have or may have under the Corporation's certificate of incorporation and bylaws (as each may be amended from time to time) and the laws of Delaware to indemnification from the Corporation for claims arising out of or relating to actions or omissions in the course of your employment and your service as a director of the Corporation prior to June 1, 2001.

          The Released Claims include, without limitation, any facts or circumstances arising out of or in any way connected with, or relating to, your employment with the Corporation, or any of its affiliates, or its termination, including but not limited to, breach of contract, defamation, impairment of economic opportunity, intentional infliction of emotional harm or distress or any other tort, discrimination, harassment and/or retaliation on account of

                                      -4-
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Martin R. Imbler
July 5, 2001
Page 5

age, sex, sexual orientation, race, color, religion, marital status, disability, height, weight, national original, or any other classification recognized under any law, or violations of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act, as amended, the Medical Leave Act of 1993, as amended, the Indiana Civil Rights Act, I.C. 22-9-1-1, ET SEQ., the Indiana Age Discrimination In Employment Act, I.C. 22-9-2-1, ET SEQ, and the Employment Discrimination Against Disabled Persons Act, I.C. 22-9-5-1, ET SEQ., or any other federal, state, local, or municipal constitution, statute, ordinance, executive order, regulation, or the common law relating to employment or employment discrimination, or claims growing out of any legal restrictions on the rights of the Releasees to discharge their employees, that the Releasors now have or claim to have, or which the Releasors heretofore had, or which the Releasors may have or claim to have at any time hereafter, and the Releasors expressly waive any and all remedies that may be available thereunder.

          You hereby agree to (i) indemnify and hold harmless all of the Releasees with respect to any and all losses, costs, expenses or damages (including attorney's and advisor's fees) in any way related to any claims asserted against any Releasees (including third party claims), in connection with any Released Claim or any breach by you of your obligations under any agreement with any of the Releasees or their affiliates, including but not limited to this letter agreement and your Employment Agreement, the Stockholders Agreement and the Option Agreements and (ii) (excluding only claims asserted under the ADEA) covenant not to commence, prosecute, pursue or give any aid in connection with, any action or proceeding against any of the Releasees with respect to any of the Released Claims.

          YOU EXPRESSLY ACKNOWLEDGE THAT THE SPECIAL TERMINATION BENEFITS CONSTITUTE AND THE OTHER AGREEMENTS HEREUNDER CONSTITUTE ADEQUATE AND SUFFICIENT CONSIDERATION FOR THE FOREGOING RELEASE AND INDEMNITY.

          You acknowledge that were you not to enter into this letter agreement, upon your separation of employment from the Corporation you would receive only the payments described at Sections 3(a) through (c) of this letter agreement.

          13. SURVIVAL. All provisions of all agreements which you have entered into with the corporation and/or its affiliates that by their terms survive the termination of your employment with the corporation (including, without limitation, Section 12 NONDISCLOSURE OF CONFIDENTIAL INFORMATION, Section 13 RESTRICTIVE COVENANTS, AND Section 14 CORPORATION RIGHT TO INVENTIONS, ETC. of your Employment Agreement) shall remain in full force and effect in accordance with their terms except as explicitly modified hereby.

          14. CONFIDENTIALITY. You agree that you will keep the terms and the fact of this letter agreement completely confidential, except solely as may be required for the filing of any applicable income tax return, for the enforcement of any provision of this agreement or pursuant

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Martin R. Imbler
July 5, 2001
Page 6

to a valid subpoena, court or administrative order. In the event that any person or government agency seeks to compel disclosure of this agreement by you pursuant to a valid subpoena, court or administrative order, you shall use your best efforts to notify the Corporation at least 20 days prior to disclosure or as soon as possible if a shorter period is imposed by law or circumstances.

          15. STATEMENTS. Each party agrees that it shall not, directly or indirectly, make or cause others to make any statement or take any action that could reasonably be construed to be a false or misleading statement of fact or a libelous, slanderous or disparaging statement of or concerning you, the Corporation, Holding, FACL, or any of their respective affiliates, businesses or any of their respective employees, officers, directors, agents, consultants, members or stockholders. The Corporation and you will agree upon the content of a Press Release announcing your retirement.

          16. GOVERNING LAW, SUBMISSION TO JURISDICTION, VENUE. This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly therein. Each of the parties hereto irrevocably (i) consents to the exclusive jurisdiction of the state or federal Court in the State of New York in connection with the resolution of any action arising as a result of the breach by any of the parties hereto of any of the provisions hereunder; and (ii) waives any objection it may have to the laying of venue of any proceeding brought in such court or to the inconvenience of the forum.

          17. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          18. SEVERABILITY. Whenever possible, each provision of this letter agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect

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Martin R. Imbler
July 5, 2001
Page 7

under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, void or otherwise unenforceable provisions shall be null and void. It is the intent of the parties, however, that any invalid, void or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by law.

          19. ENTIRE AGREEMENT; AMENDMENTS. This letter agreement and the other agreements referenced herein, contains the entire agreement between the parties with respect to the subject matter contained herein and therein. This letter agreement may be amended only by an agreement in writing signed by the parties hereto. This letter agreement may be executed in separate original or facsimile counterparts, each of which shall be deemed an original document but both of which shall constitute but one agreement.

          20. REVIEW WITH COUNSEL. The parties to this letter agreement have read this letter agreement and have had the opportunity to review the same with their chosen legal counsel.

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          If the terms and conditions of this letter agreement are agreeable to you, please indicate your acceptance by signing your name where indicated below.


                               Yours sincerely,

                               BERRY PLASTICS CORPORATION




                               By:  /s/ Ira G. Boots
                                    Name: Ira G. Boots
                                    Title: President and Chief Executive Officer



          I hereby confirm my resignation, effective May 31, 2001, as an employee and an officer and member of the Board (and all committees thereof) of BPC Holding Corporation, Berry Plastics Corporation and each of its subsidiaries and I agree to the terms, conditions and agreements set forth in this letter agreement. To the extent that I am an officer, director, manager, board committee member, or employee of any entity affiliated with Berry Plastics Corporation, I hereby resign all of such positions.

          My signature below indicates that I have been offered at least 21 days to consider the terms and conditions of this letter agreement and that I have been advised to consult with an attorney prior to executing this letter agreement. I understand that for a period of seven days following the execution of this letter agreement, I may revoke this letter agreement by delivering a written notice to Berry Plastics Corporation to that effect. I hereby waive my right to the statutory 21 day consideration period. I make this waiver willingly, voluntarily, free from duress and upon and with the advice of counsel of my choosing. Lastly, my signature below indicates that I have carefully read and reviewed this letter agreement, that I fully understand all of its terms and conditions and that I have not relied upon any representations by Berry Plastics Corporation or any of its affiliates, employees or agents concerning the terms of this letter agreement, and execute and deliver this letter agreement freely and voluntarily.




/s/ Martin R. Imbler


Martin R. Imbler

Dated 7/5/01

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